Exhibit 10.82

2012 MANAGEMENT INCENTIVE PLAN (MIP)
NATIONSTAR MORTGAGE LLC

PARTICIPANT	POSITION
(Participant's Full Name)	(Job Title)

Maximum Bonus Opportunity is ___% of your December 31, 2012 annual base salary.

Target Bonus reflects performance at the “Meets Expectations” level and is generally expressed as 60% of the Maximum Bonus Opportunity.

Plan Approval

___________________________________ ____________________________________
Business or Function Head Date Finance Date

___________________________________ ___________________________________
Human Resources Date President / COO or CFO Date

_____________________________________
CEO Date

___________________________________________
Participant Date

BASIS FOR DETERMINING INCENTIVE AWARDS

Plan Purpose
It is the company's objective to design and administer incentive opportunities that when combined with base salary will deliver above average total cash to successful performers as compared to their peers in firms competing in the same product, service, and talent marketplaces.

Eligibility for Participation
Only those Participants actively employed with Nationstar Mortgage LLC (the “Company”), identified on the cover page, and designated by the CEO are eligible for participation in this incentive plan.

Life of the Plan
This incentive plan is effective beginning January 1, 2012 and continues until revised or revoked by the CEO.

Plan Approvals
The CEO, and such other Nationstar executives whom the CEO authorizes to so act, will determine the individual awards for all Participants in this Plan.

Program Measures
Participants in this Plan are eligible for incentive compensation based on achievement of objectives/goals as identified in the attached Appendix A.

Incentive Opportunity
Key performance objectives, measures and targets have been established for this Participant/position. The incentive awards will be calculated in accordance with the applicable criteria documented in Appendix A. These should be communicated to the eligible Participant prior to the performance period. This incentive plan expresses the incentive opportunity as a percentage of base salary. The base salary used will be the Participant's base salary as of December 31 of the applicable plan year.

New / Reactivated / Transferred Employees
With respect to any payment, Participants who become eligible for participation during the plan performance period will be prorated from the Eligibility Date. The Eligibility Date shall be defined as the effective date that the new/reactivated/transferred Participant assumes his/her responsibilities as reflected on the Payroll Action Notice/in the HRIS system.

Responsibility for Calculations and Plan Payments
The Participant must complete the requirements as specified by management to qualify for incentive consideration. The appropriate Nationstar SVP Finance or his/her designee is charged in each case with the responsibility for incentive payment calculations made in accordance with the terms of this Plan. He/she must also certify full and partial year payments for all qualified Participants. The Business/Function EVP or his/her designee will be responsible for resolving discrepancies and clarifying interpretations of this Plan on an ongoing basis.

Adjustments
From time to time adjustments to the awards may need to be made. The CEO may modify awards based on various business factors during the Plan year and/or input from executive management.

Performance Rating Requirement
In order to be eligible to receive any payment under this program, the Participant must, at all times, maintain an acceptable level of performance. Participants are also expected to follow all guidelines with respect to the code of conduct as specified by the Company.

Review and Modification of the Plan
It is important that performance objectives/goals established in the Company's incentive plans support a competitive position as it relates to the market and the overall business plan. Clearly, expectations of market potential can change during the year. Such reviews may result in changes in incentive rates or goals upward or downward depending on specific circumstances at the Company's discretion without the need for prior notice. Any changes will require approval of the CEO.

Timing of Incentive Payments
Awards will be paid as soon as practical after the Company's financial results for the year have been determined, but in no event later than March 15 following the end of the fiscal year. Awards shall be payable only if the Participant is employed by the Company when payment is made. If a Participant resigns, gives notice of his/her intent to resign or otherwise terminates his/her employment before the award is paid, the Participant forfeits all rights to any incentive award. Any incentive award that is paid is at the sole discretion of the Company.

Terminated Employees
A Participant whose employment is terminated (either by the Company or the Participant), prior to the awards being paid, shall not be eligible to receive any payment under this Plan, except where payment is required by federal or state law. Otherwise stated, the Participant must be actively employed when awards are paid to be eligible to receive any payment. This provision shall not apply in cases of the employee's death, Retirement or Disability. Management reserves the right to withhold payments from any Participant where there is an ongoing investigation with respect to appropriate business practices until such time as the investigation is complete and the employee has been exonerated.

Plan Amendments and Termination
The CEO will have the complete authority to interpret Plan provisions, to revise the Plan and to make determinations deemed appropriate for administration of the Plan. The CEO reserves the right to amend or terminate this Plan or to revise any aspect of the Plan at any time, including individual payouts, without prior notification to the Participant(s).

Other General Rules
Participation in this Plan cannot be construed to constitute a contract between the Company and any of its employees. All employees are employee's at-will. Plan participation does not limit the Company from terminating an employee's employment at any time. Participation in the Plan during the fiscal year does not imply participation in any subsequent fiscal year.

Non-Solicitation
As a condition of participation in this Plan, the Participant specifically agrees that during the course of the Participant's employment with the Company and for the period of twelve (12) months following his/her termination of employment for any reason: (i) he/she will not directly or indirectly (whether personally or through another business, entity or person) recruit, solicit, induce or encourage others to recruit, solicit, or induce, any employee of the company to terminate his/her employment with or otherwise cease his/her relationship with the company or (ii) hire any individual who left the employ of the company or any of its affiliates during the preceding one-year period. Subject to the limitations noted in this Plan and the terms and conditions, the Participant is not restricted from being employed by or engaged in any type of business following the termination of the Participant's employment relationship with the Company.

Plan Acknowledgement
I acknowledge that without my signature to demonstrate the acceptance of all the terms and conditions of this Plan and the terms and conditions, unless prohibited by the state law, I will be ineligible to participate in this Plan and I will not be entitled to receive any payment provided for in such Plan. Notwithstanding the foregoing, in the event I for any reason fail to sign or acknowledge my acceptance of all the terms and conditions of this Plan and the terms and conditions, any incentive payment made to me by the Company will be governed exclusively by this Plan.

By signing or acknowledging the Plan, I authorize the Company to deduct any incentive payment or advanced payment from any future incentive payment or my final paycheck upon termination if the conditions for earning such incentive payments do not occur. I understand and agree to the use of an electric method of signature to demonstrate my acceptance of the terms and conditions of this Plan, and the terms and conditions, including any applicable amendment, and all related business practices and policies, all of which are incorporated into and made a part of this Plan and which may be revised from time to time at the Company's sole discretion.

Appendix A
2012 SCORECARD

EMPLOYEE:

POSITION:

Score	Overall Rating	Percent of Opportunity
5	4.50 - 5.00 = Outstanding	100%
4	4.00 - 4.49 = Exceeds Expectations	80%
3	3.50 - 3.99 = Meets Expectations	60%
2	3.00 - 3.49 = Acceptable	40%
1	2.75 - 2.99 = Marginal	20%
—	< 2.75 = Needs Improvement	—%

EVALUATION OF KEY PERFORMANCE OBJECTIVES
Rate each Key Performance Objective in the “Rating” column.
Provide specific examples of performance in the “Results” column
Maximum Bonus Opportunity: ____% of Base Salary Target Bonus is generally expressed as 60% of the Max Bonus Opportunity

Key Performance Objectives	Measurements List your metric(s) for each objective. Describe how / when you will measure your results.	Results	Weight (enter as decimal)	Rating	Weighted Rating
A.	5 = 4 = 3 = 2 =				—
B.	5 = 4 = 3 = 2 =				—
C.	5 = 4 = 3 = 2 =				—
D.	5 = 4 = 3 = 2 =				—
E.	5 = 4 = 3 = 2 =				—
		Overall Weight (must total 1.00)	—	Weighted Score	—